Exhibit 99.1

  BSD MEDICAL INTRODUCES MR-GUIDED HYPERTHERMIA THERAPY AT EUROPEAN CONGRESS OF
                                    RADIOLOGY

    SALT LAKE CITY, March 20 /PRNewswire-FirstCall/ -- BSD Medical Corporation (Amex: BSM) announced today that the company was represented in the commercial exhibition at the European Congress of Radiology (ECR) held last week in Vienna, Austria, which emphasizes groundbreaking developments in areas relating to diagnostic and interventional radiology. Many of the approximately 16,000 congress participants from 92 countries who attended the congress were focused on technological advances in their field, thus MR-guided hyperthermia, as available through the BSD-2000/3D/MR system, drew particular interest.

    The BSD-2000/3D/MR is an integrated BSD-2000/3D hyperthermia therapy system and a magnetic resonance imaging (MRI) system. MRI systems offer an ideal coupling technology with the BSD hyperthermia system because MRI can provide images of perfusion, temperature, necrosis and chemical changes during hyperthermia treatments. Use of an MRI system is thereby enhanced from traditional diagnostics to a revolutionary new application as part of real-time therapy. Based on research treating eight various cancer sites in the body, the average accuracy of the MRI temperature measurements has been shown to be within the tolerance of plus or minus .4 to .5 degrees Celsius, which is well within the accuracy requirements for the therapy (see Int. J. Radiation Oncology Biol. Phys., Vol. 1, pp. 267-277, 2005).

    BSD Medical is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments. Research has also shown promising results from the use of hyperthermia therapy in combination with chemotherapy, and for tumor reduction prior to surgery. For further information, visit BSD Medical's website at www.BSDMedical.com or BSD's patient website at www.treatwithheat.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corporation
    -0-                             03/20/2007
    /CONTACT: Hyrum A. Mead of BSD Medical Corporation, +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.treatwithheat.com /
    /Web site:  http://www.BSDMedical.com /
    (BSM)